Exhibit 99.1
United Fire Group, Inc. Reports Fourth Quarter and Year End 2017 Results

CEDAR RAPIDS, Iowa - (GLOBE NEWSWIRE) - United Fire Group, Inc. (Nasdaq: UFCS),
February 14, 2018 - FOR IMMEDIATE RELEASE

Consolidated Financial Results - Highlights(1):

Quarter Ended December 31, 2017		Year Ended December 31, 2017
Net income per diluted share(2)	$1.81	Net income per diluted share(2)	$1.99
Adjusted operating income(3) per diluted share(2)	$1.78	Adjusted operating income(3) per diluted share(2)	$1.79
Net realized investment gains per share(2)	$0.03	Net realized investment gains per share(2)	$0.20
GAAP combined ratio	93.8%	GAAP combined ratio	104.0%
		Book value per share	$39.06
		Return on equity(4)	5.3%

United Fire Group, Inc. (the “Company” or "UFG") (Nasdaq: UFCS) today reported consolidated net income, including net realized investment gains and losses, of $46.0 million ($1.81 per diluted share) for the three-month period ended December 31, 2017 (the "fourth quarter"), compared to consolidated net income of $12.0 million ($0.46 per diluted share) for the same period in 2016. For the year ended December 31, 2017 (the "full year"), consolidated net income, including investment gains and losses, was $51.0 million ($1.99 per diluted share) compared to $49.9 million ($1.93 per diluted share) for the same period in 2016.

The Company reported consolidated adjusted operating income of $1.78 per diluted share for fourth quarter 2017 compared to consolidated adjusted operating income of $0.46 per diluted share for the same period in 2016. For the year ended December 31, 2017, the Company reported consolidated adjusted operating income of $1.79 per diluted share compared to consolidated adjusted operating income of $1.78 per diluted share for 2016.

"Our fourth quarter and year-end 2017 results benefited from the Tax Cuts and Jobs Act passed into law on December 22, 2017," stated Randy A. Ramlo, President and Chief Executive Officer. "The impact of this change in law added $0.86 per diluted share to net income during the fourth quarter. Removing the impact of the tax law change, net income was $0.95 per diluted share during the fourth quarter or an increase of $0.49 per diluted share as compared to the fourth quarter of the prior year. We attribute this increase to an improvement in our loss ratio due in part to an increase in prior accident year favorable reserve development and a decrease in commercial auto and commercial property losses."

__________________
(1) Consolidated Financial Results includes results from both continuing and discontinued operations, unless otherwise noted.
(2) Per share amounts are after tax.
(3) Adjusted operating income is a commonly used non-GAAP financial measure of net income excluding realized investment gains and losses and related federal income taxes. Management evaluates this measure and ratios derived from this measure and the Company provides this information to investors because we believe it better represents the normal, ongoing performance of our business. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of adjusted operating income to net income.
(4) Return on equity is calculated by dividing annualized net income by average year-to-date equity.

"We are beginning to see improvements in our core loss ratio due to the many initiatives we have underway, which we believe has led to a decrease in commercial auto losses in the fourth quarter," continued Ramlo. "Although we believe we are making progress, we will continue with the profit initiatives underway and continue to aggressively seek rate increases, increase pricing and premiums until we improve our auto lines to an acceptable level of profitability."

Net premiums earned increased 2.6 percent and 3.5 percent, respectively, in the fourth quarter and full year 2017 as compared to the same periods of 2016. Total revenues were flat in the fourth quarter and increased 2.8 percent for the full year 2017 as compared to the same periods of 2016.

The Company recognized consolidated net realized investment gains of $1.1 million and $8.1 million, respectively, for the fourth quarter and full year 2017 compared to net realized investment losses of $0.1 million and gains of $6.1 million, respectively, for the fourth quarter and full year 2016.

Consolidated net investment income was $25.1 million for the fourth quarter 2017 and $100.9 million for the full year 2017 with decreases of 24.8 percent for the quarter and 5.5 percent for the full year, compared to net investment income of $33.4 million and $106.8 million, respectively, for the fourth quarter and full year 2016. The decrease in net investment income for the quarter was driven by the change in the value of our investments in limited liability partnerships and not due to a change in our investment philosophy. The valuation of these investments in limited liability partnerships varies from period to period due to current equity market conditions, specifically related to financial institutions. The decrease in net investment income for 2017 compared to 2016 was primarily driven by a change in the valuation of our investments in limited liability partnerships.

Consolidated net unrealized investment gains, net of tax, totaled $214.9 million as of December 31, 2017, an increase of $81.0 million or 60.5 percent, compared to December 31, 2016. The increase in net unrealized investment gains is primarily the result of a decrease in interest rates, which positively impacted the valuation of our fixed maturity security portfolio during 2017 and an increase in the fair value of our equity security portfolio. Our net unrealized investment gains also increased due to the decrease in the tax rate from the Tax Cuts and Jobs Act (the "Tax Act") enactment.

Total consolidated assets as of December 31, 2017 were $4.2 billion, which included $3.4 billion of invested assets. The Company's book value was $39.06 per share, which is an increase of $2.02 per share or 5.5 percent from December 31, 2016. The increase is primarily attributed to full year net income of $51.0 million and an increase in net unrealized investment gains of $81.0 million, net of tax, both offset by, the payment of stockholder dividends of $27.3 million, the change in benefits and the valuation of our post retirement benefit obligations of $21.7 million and share repurchases of $29.8 million.

Property and Casualty Insurance

Net income for the property and casualty insurance business, our continuing operations, including net realized investment gains and losses, totaled $45.3 million ($1.78 per diluted share) for the fourth quarter, compared to net income of $12.0 million ($0.46 per diluted share) for the fourth quarter of 2016. The increase in net income is due to an improvement in our loss ratio primarily due to an increase in prior accident year favorable reserve development, a decrease in commercial auto and commercial property losses and the one-time benefit of $0.86 from the Tax Act enactment. The entire one-time benefit from the Tax Act enactment is included in our continuing operations results.

For the full year, net income totaled $44.9 million ($1.75 per diluted share), compared to net income of $49.1 million ($1.90 per diluted share) for the full year 2016. The decrease in net income is primarily due to an increase in severity of commercial auto losses in the first three quarters of 2017 and an increase in catastrophe losses, both partially offset by the one-time benefit of $0.86 from the Tax Act enactment.

Net premiums earned increased 6.5 percent to $260.1 million for the fourth quarter, compared to $244.2 million in the fourth quarter 2016. For the full year, net premiums earned increased 6.6 percent to $997.5 million, compared to $936.1 million in 2016, primarily due to organic growth and geographical expansion.

The average renewal pricing change for commercial lines increased by low-single digits, primarily driven by an increase in commercial auto pricing. Filed commercial auto rate increases processed during the quarter averaged in the low double digits and commercial property increases averaged in the mid single digits. Filed workers compensation rate decreases averaged in the mid single digits. Personal lines renewal pricing increased with average percentage increases in the low-single digits and filed rate increases processed during the quarter averaged in the mid single digits.
Pre-tax catastrophe losses totaled $5.3 million ($0.13 per share after tax) and $74.0 million ($1.88 per share after tax) for the three- and twelve-month periods ended December 31, 2017, respectively, compared to $8.8 million ($0.22 per share after tax) and $61.2 million ($1.54 per share after tax) for the same periods in 2016.

"Catastrophe losses for the fourth quarter added 2.0 percentage points to the combined ratio, which is below our 10-year historical catastrophe load of 6.0 percentage points for the fourth quarter," stated Ramlo."For the full year 2017, the catastrophe losses were within our expectations and comparable to our 10-year historical catastrophe load in spite of the impact of Hurricanes Harvey, Irma and Maria and the California wildfires. In 2017, catastrophe losses adding 7.4 percentage points to the combined ratio, compared to our 10-year historical catastrophe load of 7.3 percentage points."

Reserve development

The property and casualty insurance business experienced $16.3 million and $54.3 million of favorable reserve development in our net reserves for prior accident years during the three- and twelve-month periods ended December 31, 2017, respectively, compared to $4.2 million and $31.2 million of favorable reserve development in the same periods of 2016. The increase in favorable development in 2017 as compared to 2016 was primarily driven by reserve releases in other liability and workers compensation lines of business. Development amounts can vary significantly from quarter to quarter and year to year depending on a number of factors, including the number of claims settled and the settlement terms. At December 31, 2017, our total reserves were within our actuarial estimates.

GAAP combined ratio

The GAAP combined ratio decreased 8.8 percentage points to 93.8 percent for the fourth quarter 2017, compared to 102.6 percent for the fourth quarter of 2016 primarily due to an improvement in our loss ratio offset slightly by an increase in our expense ratio. The improvement in our loss ratio was driven by an increase in favorable prior accident year reserve development, primarily in commercial fire and allied, commercial auto and workers compensation lines of business and to a lesser extent, a decrease in catastrophe losses. Removing the impact of these two items, our core loss ratio improved 5.7 percentage points as compared to prior year fourth quarter primarily due to a decrease in severity of commercial auto losses and a decrease in losses in commercial fire and allied.

For the year ended December 31, 2017, the combined ratio increased by 3.7 percentage points to 104.0 percent as compared to 100.3 percent for the same period of 2016. The deterioration in our combined ratio for the full year 2017 was in part due to a 4.3 percentage point deterioration in our core loss ratio primarily due to a increase in losses in our commercial auto and personal auto lines of business.

Expense Levels

The expense ratio for the fourth quarter 2017 was 33.3 percentage points, compared to 30.2 percentage points for the fourth quarter of 2016. For the full year, the expense ratio was 31.2 percentage points, compared to 30.6 percentage points for 2016.

"Our expense ratio increased this quarter and year primarily due to a deterioration in the profitability of the auto lines of business, which accelerates the amortization of our deferred acquisition costs, partially offset by a decrease in post-retirement benefit expenses" commented Ramlo. "Despite the increase this year, our expense ratio continues to meet our expectations at around 31.0 percentage points."

Life Insurance Business

On September 18, 2017, the Company signed a definitive agreement to sell its subsidiary, United Life Insurance Company, to Kuvare US Holdings. As a result, our life insurance business is presented as discontinued operations in this press release. The sale is expected to close in the first half of 2018, subject to customary conditions, including regulatory approval.

Net income for the life insurance business totaled $0.7 million ($0.03 per share) and $6.2 million ($0.24 per share) in the three- and twelve-month periods ended December 31, 2017, respectively, compared to a net loss of $40.0 thousand ($0.00 per share) and net income of $0.8 million ($0.03 per share), respectively, for the same periods of 2016. The change in net income in both the fourth quarter and year-to-date was primarily due to a smaller increase in the liability for future benefits and a decrease in underwriting expenses and offset by a decrease in net premiums earned and an increase in losses and loss settlement expenses. The decrease in underwriting expenses was due to a decrease in commissions paid from lower sales of single premium whole life policies, which was anticipated due to strategic changes made at the beginning of 2017 to increase profitability through pricing changes and restructuring of our commissions on these products. Also impacting the results was an increase in death benefits paid compared to the same periods in the prior year.

Capital Management

During the fourth quarter, we declared and paid a $0.28 per share cash dividend to stockholders of record as of December 1, 2017. We have paid a quarterly dividend every quarter since March 1968.

Under our share repurchase program, we may purchase United Fire common stock from time to time on the open market or through privately negotiated transactions. The amount and timing of any purchases are at management's discretion and depend upon a number of factors, including the share price, general economic and market conditions, and corporate and regulatory requirements. We are authorized by our Board of Directors to purchase an additional 2,236,572 shares of common stock under our share repurchase program, which expires in August 2018. During the fourth quarter, we did not repurchase any shares of our common stock. In the year ended December 31, 2017, we purchased 701,899 shares of our common stock for $29.8 million, at an average cost of $42.43 per share.

Earnings Call Access Information

An earnings call will be held at 9:00 a.m. Central Time on February 14, 2018 to allow securities analysts, shareholders and other interested parties the opportunity to hear management discuss the Company's fourth quarter and year ended December 31, 2017 results.

Teleconference: Dial-in information for the call is toll-free 1-844-492-3723. The event will be archived and available for digital replay through February 28, 2018. The replay access information is toll-free 1-877-344-7529; conference ID no. 10115522.

Webcast: An audio webcast of the teleconference can be accessed at the Company's investor relations page at
http://ir.unitedfiregroup.com/event or http://services.choruscall.com/links/ufcs180214. The archived audio webcast will be available until February 28, 2018.

Transcript: A transcript of the teleconference will be available on the Company's website soon after the completion of the teleconference.

About UFG

Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance and life insurance and selling annuities.

Through our subsidiaries, we are licensed as a property and casualty insurer in 46 states, plus the District of Columbia, and we are represented by approximately 1,200 independent agencies. A.M. Best Company assigns a rating of “A” (Excellent) for members of the United Fire & Casualty Group.

Our subsidiary, United Life Insurance Company, is licensed in 37 states, represented by approximately 1,600 independent life agencies and rated "A-" (Excellent) by A.M. Best Company.

For more information about United Fire Group, Inc. visit www.ufginsurance.com or contact:

Randy Patten, AVP of Finance and Investor Relations, 319-286-2537 or IR@unitedfiregroup.com.

Disclosure of Forward-Looking Statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about our company, the industry in which we operate, and beliefs and assumptions made by management. Words such as "expect(s)," "anticipate(s)," "intends(s)," "plan(s)," "believe(s)" "continue(s)," "seek(s)," "estimate(s)," "goal(s)," "remain optimistic," "target(s)," "forecast(s)," "project(s)," "predict(s)," "should," "could," "may," "will," "might," "hope," "can" and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item 1A "Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission ("SEC") on February 28, 2017. The risks identified in our Form 10-K are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. In addition, we can provide no assurance of the satisfaction of the conditions precedent to the consummation of the sale of our life insurance subsidiary, including the receipt of regulatory approval. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures

The Company prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP"). Management also uses certain non-GAAP measures to evaluate its operations and profitability. As further explained below, management believes that disclosure of certain non-GAAP financial measures enhances investor understanding of our financial performance. Non-GAAP financial measures disclosed in this report include: net income per diluted share excluding the impact of the Tax Act, adjusted operating income and net premiums written. The Company has provided the following definitions and reconciliations of the non-GAAP financial measures:

Adjusted operating income: Adjusted operating income is calculated by excluding net realized investment gains and losses after applicable federal and state income taxes from net income. Management believes adjusted operating income is a meaningful measure for evaluating insurance company performance. Investors and equity analysts who invest and report on the insurance industry and the Company generally focus on this metric in their analyses because it represents the results of the Company's normal, ongoing performance. The Company recognizes that adjusted operating income is not a substitute for measuring GAAP net income, but believes it is a useful supplement to GAAP information.

Net Income Reconciliation
	Three Months Ended December 31,			Twelve Months Ended December 31,
(In Thousands, Except Per Share Data)	2017	2016	Change %	2017	2016	Change %
Income Statement Data
Net income	$45,993	$11,995	283.4%	$51,023	$49,904	2.2%
Less: after-tax net realized investment gains (losses)	693	(90)	NM	5,241	3,967	32.1%
Adjusted operating income	$45,300	$12,085	274.8%	$45,782	$45,937	(0.3)%
Diluted Earnings Per Share Data
Net income	$1.81	$0.46	293.5%	$1.99	$1.93	3.1%
Less: after-tax net realized investment gains	0.03	—	—%	0.20	0.15	33.3%
Adjusted operating income	$1.78	$0.46	287.0%	$1.79	$1.78	0.6%
NM=Not meaningful

Net premiums written: While not a substitute for any GAAP measure of performance, net premiums written is frequently used by industry analysts and other recognized reporting sources to facilitate comparisons of the performance of insurance companies. Net premiums written are the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. Management believes net premiums written are a meaningful measure for evaluating insurance company sales performance and geographical expansion efforts. Net premiums written for an insurance company consists of direct premiums written and reinsurance assumed, less reinsurance ceded. Net premiums earned is calculated on a pro rata basis over the terms of the respective policies. Unearned premium reserves are established for the portion of premiums written applicable to the unexpired term of insurance policy in force. The difference between net premiums earned and net premiums written is the change in unearned premiums and change in prepaid reinsurance premiums.

Net Earned Premium Reconciliation
	Three Months Ended December 31,			Twelve Months Ended December 31,
(In Thousands)	2017	2016	Change %	2017	2016	Change %
Premiums:
Net earned premiums	$275,437	$268,547	2.6%	$1,058,860	$1,023,401	3.5%
Less: change in unearned premiums	25,050	24,872	0.7%	(21,585)	(28,816)	25.1%
Less: change in prepaid reinsurance premiums	(72)	(220)	67.3%	(33)	(9)	(266.7)%
Net premiums written	$250,459	$243,895	2.7%	$1,080,478	$1,052,226	2.7%

Supplemental Tables

Consolidated Financial Highlights
	Three Months Ended December 31,			Years Ended December 31,
(In Thousands Except Shares and Per Share Data and Ratios)	2017	2016	Change %	2017	2016	Change %
Revenue Highlights
Net premiums earned	$275,437	$268,547	2.6%	$1,058,860	$1,023,401	3.5%
Net investment income	25,119	33,401	(24.8)%	100,910	106,822	(5.5)%
Total revenues	301,741	301,995	(0.1)%	1,168,450	1,136,947	2.8%
Income Statement Data
Net income	$45,993	$11,995	283.4%	$51,023	$49,904	2.2%
After-tax net realized investment gains (losses)	693	(90)	NM	5,241	3,967	32.1%
Adjusted operating income(1)	$45,300	$12,085	274.8%	$45,782	$45,937	(0.3)%
Diluted Earnings Per Share Data
Net income	$1.81	$0.46	293.5%	$1.99	$1.93	3.1%
After-tax net realized investment gains	0.03	—	—%	0.20	0.15	33.3%
Adjusted operating income(1)	$1.78	$0.46	287.0%	$1.79	$1.78	0.6%
Catastrophe Data
Pre-tax catastrophe losses	$5,273	$8,834	(40.3)%	$74,039	$61,231	20.9%
Effect on after-tax earnings per share	0.13	0.22	(40.9)%	1.88	1.54	22.1%
Effect on combined ratio	2.0%	3.6%	(44.4)%	7.4%	6.5%	13.8%

Favorable reserve development experienced on prior accident years	16,265	4,157	291.3%	54,253	31,229	73.7%

GAAP combined ratio	93.8%	102.6%	(8.6)%	104.0%	100.3%	3.7%
Return on equity				5.3%	5.5%	(3.6)%
Cash dividends declared per share	$0.28	$0.25	12.0%	$1.09	$0.97	12.4%
Diluted weighted average shares outstanding	25,413,148	25,848,570	(1.7)%	25,640,604	25,804,678	(0.6)%
NM=Not meaningful
(1) Adjusted operating income is an non-GAAP financial measure of net income. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of adjusted operating income to net income.

Income Statement
	Three Months Ended December 31,		Years Ended December 31,
(In Thousands)	2017	2016	2017	2016
Revenues
Net premiums earned	$260,068	$244,155	$997,492	$936,131
Investment income, net of investment expenses	12,629	20,267	51,190	55,284
Net realized investment gains	658	115	4,055	4,947
Total Revenues	$273,355	$264,537	$1,052,737	$996,362

Benefits, Losses and Expenses
Losses and loss settlement expenses	$157,357	$176,865	$725,713	$652,433
Amortization of deferred policy acquisition costs	52,901	51,676	207,746	202,892
Other underwriting expenses	33,728	22,071	103,628	83,540
Total Benefits, Losses and Expenses	$243,986	$250,612	$1,037,087	$938,865

Income before income taxes from continuing operations	29,369	13,925	15,650	57,497
Federal income tax expense (benefit)	(15,890)	1,890	(29,220)	8,379
Net income from continuing operations	$45,259	$12,035	$44,870	$49,118
Net income (loss) from discontinued operations	734	(40)	6,153	786
Net income	$45,993	$11,995	$51,023	$49,904

GAAP combined ratio:
Net loss ratio - excluding catastrophes	58.5%	68.8%	65.4%	63.2%
Catastrophes - effect on net loss ratio	2.0	3.6	7.4	6.5
Net loss ratio	60.5%	72.4%	72.8%	69.7%
Expense ratio	33.3	30.2	31.2	30.6
Combined ratio	93.8%	102.6%	104.0%	100.3%

Balance Sheet
	December 31, 2017	December 31, 2016
(In Thousands)

Invested assets - continuing operations	$1,888,933	$1,771,784
Cash - continuing operations	95,562	89,194
Total assets:
Continuing operations	2,597,297	2,449,140
Assets held for sale	1,586,134	1,605,618
Total assets	4,183,431	4,054,758
Future policy benefits and losses, claims and loss settlement expenses - continuing operations	$1,224,183	$1,123,896
Total liabilities:
Continuing operations	1,862,923	1,722,651
Liabilities held for sale	1,347,135	1,390,223
Total liabilities	3,210,058	3,112,874
Net unrealized investment gains, after-tax	$214,865	$133,892
Total stockholders’ equity	973,373	941,884

Discontinued Operations(1)
	Three Months Ended December 31,		Years Ended December 31,
(In Thousands)	2017	2016	2017	2016
Revenues
Net premiums earned	$15,369	$24,392	$61,368	$87,270
Investment income, net of investment expenses	12,490	13,134	49,720	51,538
Net realized investment gains (losses)	408	(253)	4,008	1,156
Other income	119	185	617	621
Total Revenues	$28,386	$37,458	$115,713	$140,585

Benefits, Losses and Expenses
Losses and loss settlement expenses	$9,772	$7,838	$40,451	$31,365
Increase in liability for future policy benefits	8,291	17,324	27,632	59,969
Amortization of deferred policy acquisition costs	(343)	2,405	5,181	8,121
Other underwriting expenses	3,829	5,251	13,281	19,881
Interest on policyholders’ accounts	4,543	4,711	18,525	20,079
Total Benefits, Losses and Expenses	$26,092	$37,529	$105,070	$139,415

Income (loss) before income taxes (benefit)	$2,294	$(71)	$10,643	$1,170
Federal income tax expense (benefit)	1,560	(31)	4,490	384
Net income (loss)	$734	$(40)	$6,153	$786
(1) On September 18, 2017, the Company signed a definitive agreement to sell its subsidiary, United Life Insurance Company, to Kuvare US Holdings. As a result, our life insurance business is presented as discontinued operations in this table. The sale is expected to close in the first half of 2018, subject to customary conditions, including regulatory approval.

Net Premiums Written by Line of Business
	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
(In Thousands)
Net Premiums Written(1)
Continuing operations:
Commercial lines:
Other liability(2)	$68,421	$65,986	$311,226	$296,620
Fire and allied lines(3)	55,192	51,243	230,934	226,113
Automobile	63,441	53,653	266,055	226,993
Workers’ compensation	20,095	22,188	101,037	105,693
Fidelity and surety	5,925	4,936	25,813	24,610
Miscellaneous	407	429	1,766	1,796
Total commercial lines	$213,481	$198,435	$936,831	$881,825

Personal lines:
Fire and allied lines(4)	$10,054	$9,809	$42,138	$43,054
Automobile	6,865	6,254	28,265	26,322
Miscellaneous	278	254	1,193	1,128
Total personal lines	$17,197	$16,317	$71,596	$70,504
Reinsurance assumed	4,408	4,754	10,686	12,641
Total net premiums written from continuing operations	$235,086	$219,506	$1,019,113	$964,970
Total net premiums written from discontinued operations	15,373	24,389	61,365	87,256
Total	$250,459	$243,895	$1,080,478	$1,052,226
(1) Net premiums written is a non-GAAP financial measure of net premiums earned. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of net premiums written to net earned premiums.
(2) Commercial lines “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(3) Commercial lines “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(4) Personal lines “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

Net Premiums Earned, Losses and Loss Settlement Expenses and Loss Ratio by Line of Business
Three Months Ended December 31,	2017			2016
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	78,230	33,112	42.3%	$74,410	$29,370	39.5%
Fire and allied lines	59,205	28,660	48.4	57,255	43,138	75.3
Automobile	66,777	63,970	95.8	56,903	71,485	125.6
Workers' compensation	26,074	15,168	58.2	26,596	20,945	78.8
Fidelity and surety	6,940	1,898	27.3	6,286	(210)	(3.3)
Miscellaneous	455	40	8.8	453	141	31.1
Total commercial lines	$237,681	$142,848	60.1%	$221,903	$164,869	74.3%

Personal lines
Fire and allied lines	10,705	4,667	43.6%	$10,669	$1,960	18.4%
Automobile	7,015	6,719	95.8	6,521	6,251	95.9
Miscellaneous	299	150	50.2	282	(59)	(20.9)
Total personal lines	$18,019	$11,536	64.0%	$17,472	$8,152	46.7%
Reinsurance assumed	4,368	2,973	68.1%	$4,780	$3,844	80.4%
Total	$260,068	$157,357	60.5%	$244,155	$176,865	72.4%

Net Premiums Earned, Losses and Loss Settlement Expenses and Loss Ratio by Line of Business
Years Ended December 31,	2017			2016
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$306,480	$121,054	39.5%	$289,982	$130,748	45.1%
Fire and allied lines	227,711	178,768	78.5	221,758	176,961	79.8
Automobile	250,465	266,272	106.3	214,009	211,882	99.0
Workers' compensation	104,166	71,053	68.2	103,605	74,051	71.5
Fidelity and surety	24,981	2,206	8.8	22,507	222	1.0
Miscellaneous	1,829	312	17.1	1,745	498	28.5
Total commercial lines	$915,632	$639,665	69.9%	$853,606	$594,362	69.6%

Personal lines
Fire and allied lines	$43,005	$34,503	80.2%	$43,463	$27,402	63.0%
Automobile	27,046	28,997	107.2	25,207	23,123	91.7
Miscellaneous	1,159	268	23.1	1,090	260	23.9
Total personal lines	$71,210	$63,768	89.5%	$69,760	$50,785	72.8%
Reinsurance assumed	$10,650	$22,280	209.2%	$12,765	$7,286	57.1%
Total	$997,492	$725,713	72.8%	$936,131	$652,433	69.7%